EXHIBIT 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this Amendment No. 2 to Current Report on Form 8-K (the “Current Report”), to which this unaudited pro forma condensed combined financial information is attached, or the Company's Current Report on Form 8-K filed with the SEC on April 1, 2026.
The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of Kodiak Gas Services, Inc. (“Kodiak” or the “Company”) for the six months ended June 30, 2026 and the historical financial statements of Distributed Power Solutions, LLC (“DPS”), for the three months ended March 31, 2026.
The following unaudited pro forma financial information gives effect to the Acquisition, which closed on April 1, 2026 (the “Closing Date”), and includes the impacts of (a) the Acquisition, including the extinguishment of a portion of DPS’s outstanding debt, and (b) borrowings under the Company’s revolving credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended or restated to date, the “ABL Credit Agreement” or “ABL Facility”) in connection with the Acquisition to fund the cash purchase price of the Acquisition (the “Financing”).
The unaudited pro forma combined financial information related to the Acquisition has been prepared by Kodiak using the acquisition method of accounting in accordance with GAAP. Kodiak has been treated as the acquirer for accounting purposes, and thus accounts for the Acquisition as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The valuations of the assets acquired, and liabilities assumed, and therefore the purchase price allocation, are preliminary and have not yet been finalized as of the date of this filing. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information.
Kodiak’s historical condensed consolidated financial statements for the six months ended June 30, 2026 include the results of operations of DPS from April 1, 2026, the Closing Date, through June 30, 2026. Accordingly, the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 gives effect to the Acquisition and the Financing as if they had occurred on January 1, 2025, and reflects the historical results of operations of DPS for the period from January 1, 2026 through March 31, 2026, together with the related pro forma adjustments.
The unaudited pro forma condensed combined statement of operations have been derived from and should be read in conjunction with the following financial statements:
•the historical unaudited condensed consolidated financial statements and the related notes of Kodiak as of and for the six months ended June 30, 2026, which are included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed with the SEC on August 7, 2026; and
•the historical unaudited condensed financial statements and the related notes of DPS as of and for the three months ended March 31, 2026, which are included as Exhibit 99.2 to the Company's Current Report on Form 8-K/A filed with the SEC on May 13, 2026.

EXHIBIT 99.1

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The pro forma adjustments are based on available information and upon assumptions that Kodiak management believes are reasonable under the circumstances to reflect, on a pro forma basis, the effect of the Acquisition and the other transactions noted above. The adjustments are described in the notes to the unaudited pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined financial information is included for informational purposes only. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of Kodiak’s results of operations or financial condition had the Acquisition and the other transactions contemplated by the Purchase Agreement occurred on the dates assumed. The unaudited pro forma condensed combined financial information also does not project Kodiak’s results of operations or financial position for any future period or date, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. A number of factors may affect the results. Specifically, the unaudited pro forma condensed combined statement of operations does not include projected synergies expected to be achieved as a result of the Acquisition and any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statement of operations also exclude the effects of costs of integration activities and asset dispositions that may result from the Acquisition. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Kodiak’s consolidated financial statements and related notes and other sections of Kodiak’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as well as the historical financial statements and related notes of DPS previously filed by the Company.

EXHIBIT 99.1
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2026

(in thousands, except per share data)	Kodiak Gas Services, Inc.	Distributed Power Solutions, LLC, As Adjusted	Reclassification Adjustments		Transaction Accounting Adjustments		Financing Adjustments		Kodiak Gas Services, Inc. Pro Forma
Revenues:
Total revenues	$736,879	$29,622	$—		$—		$—		$766,501
Operating expenses:
Cost of operations (exclusive of depreciation and amortization)	267,234	13,847	(4,642)	DD	—		—		276,439
Depreciation and amortization	147,331	110	4,642	DD	616	BB	—		152,699
Selling, general and administrative	87,045	2,556	—		—		—		89,601
Loss (gain) on sale of assets	4,220	—	—		—		—		4,220
Total operating expenses	505,830	16,513	—		616		—		522,959
Income from operations	231,049	13,109	—		(616)		—		243,542
Other income (expenses):
Interest expense	(98,802)	(1,918)	—		1,918	AA	(8,412)	AA	(107,214)
Loss on extinguishment of debt	(36,512)	—	—		—		—		(36,512)
Other income (expense), net	(1,878)	(137)	—		—		—		(2,015)
Total other expenses	(137,192)	(2,055)	—		1,918		(8,412)		(145,741)
Income (loss) before income taxes	93,857	11,054	—		1,302		(8,412)		97,801
Income tax (benefit) expense	23,853	—	—		2,594	CC	(1,767)	CC	24,680
Net income (loss)	70,004	11,054	—		(1,292)		(6,645)		73,121
Less: Net income attributable to noncontrolling interests	228	—	—		—		—		228
Net income (loss) attributable to common shareholders	$69,776	$11,054	$—		$(1,292)		$(6,645)		$72,893
Pro forma earnings per share:
Basic	$0.76								$0.79
Diluted	$0.75								$0.78
Weighted average shares outstanding:
Basic	90,726								90,726
Diluted	92,193								92,193
Please refer to the notes to the unaudited pro forma condensed combined financial information.

EXHIBIT 99.1
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.    Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to reflect the Acquisition and the Financing. The unaudited pro forma condensed combined financial information presents the pro forma financial condition and results of operations of Kodiak based upon the historical financial information of Kodiak and DPS after giving effect to the Acquisition and the Financing and related adjustments set forth in the notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not reflect any management adjustments for expected effects of the Acquisition and the other transactions contemplated by the Purchase Agreement, including any costs savings from potential operating efficiencies, or associated costs incurred to achieve such savings, and for synergies that are expected to result from the Acquisition; nor does it include any costs associated with integration activities resulting from the Acquisition to the extent they arise. However, such costs could affect Kodiak following the closing of the Acquisition in the period the costs are incurred.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 gives effect to the Acquisition and the Financing as if they had occurred on January 1, 2025.
The Acquisition
On April 1, 2026, Kodiak completed the transactions contemplated by the Purchase Agreement, whereby the Buyer purchased all of the issued and outstanding membership interests in DPS from the Sellers for consideration consisting of (i) aggregate cash consideration of $587.3 million reflecting adjustments for certain additional power generation assets purchased prior to closing, indebtedness and working capital paid on the Closing Date and (ii) 2,401,278 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued on the Closing Date (such shares of Common Stock, the “Stock Consideration”).
Financing of the Acquisition
Kodiak funded the cash consideration for the Acquisition from borrowings under the Company’s ABL Facility. The Company elected a loan type whereby interest accrues based on variable rates of the Secured Overnight Financing Rate plus an applicable rate ranging from 1.75% to 2.50% or prime rate plus an applicable rate ranging from 0.75% to 1.50% depending on the leverage ratio as of the most recently ended quarter. In connection with borrowings for the Acquisition, the Company elected borrowings that, as of the Closing Date, had an applicable interest rate of 5.66%.
2.    Adjustments to DPS’s historical unaudited financial statements
Certain reclassification adjustments were made to DPS’s statement of operations in order to conform with Kodiak’s financial statement presentation. A reconciliation of amounts derived and presented in “DPS As Adjusted” within the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 are as follows.

EXHIBIT 99.1

	Three Months Ended March 31, 2026
	DPS Historical	DPS Reclassification Adjustments	DPS As Adjusted
(in thousands)
Revenues:
Total revenues	$29,622	$—	$29,622
Operating expenses:
Total cost of revenues	13,847	(13,847)	—
Costs of operations (exclusive of depreciation and amortization)	—	13,847	13,847
Depreciation and amortization	110	—	110
General and administrative expenses	3,368	(3,368)	—
Wages and related costs	(812)	812	—
Selling, general and administrative	—	2,556	2,556
Total operating expenses	16,513	—	16,513
Income from operations	13,109	—	13,109
Other income (expenses):
Interest expense	—	(1,918)	(1,918)
Interest expense, net	(1,918)	1,918	—
Other, net	(137)	137	—
Other income (expense), net	—	(137)	(137)
Total other expenses	(2,055)	—	(2,055)
Income (loss) before income taxes	11,054	—	11,054
Income tax (benefit) expense	—	—	—
Net income (loss)	$11,054	$—	$11,054
3.    Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
The following adjustments were made related to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026.
AA. Reflects the adjustment to record (i) interest expense related to the amounts funded under the ABL Facility as part of the Acquisition and (ii) the elimination of historical interest expense associated with the elimination of DPS’s outstanding debt.
BB. Reflects the adjustment in depreciation and amortization expense related to assets that will be stepped up in basis as a result of the Acquisition. The intangibles are comprised of customer relationships, which were adjusted to fair value based on the purchase price allocation. The depreciation and amortization expense was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different assets.
CC. Reflects the tax impact of transitioning DPS, which was previously a pass-through entity for tax purposes, into taxable entities, calculated using the statutory income tax rate of 21%.
DD. The historical financial statements of DPS have been reclassified to conform to the presentation of Kodiak. To conform, depreciation expense of DPS has been reclassified from ‘Cost of operations’ to ‘Depreciation and amortization’ in the unaudited pro forma condensed combined statement of operations. This reclassification adjustment does not impact total revenues, income from operations or net income for the period presented.
4.    Unaudited Pro Forma Net Income Per Share
Unaudited basic pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the pro forma weighted average number of common shares outstanding during the period. Unaudited diluted pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the weighted average number of common shares outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on net income per share.

EXHIBIT 99.1
Pro forma net income per share – basic and diluted

For the Six Months Ended June 30, 2026 (in thousands, except per share amounts)
Numerator
Pro forma net income attributable to common shareholders	$72,893
Less: Dividends paid and earnings allocated to non-forfeitable RSUs	(1,048)
Pro forma net income – basic and diluted	$71,845
Denominator:
Pro forma weighted average shares outstanding—basic (1)	90,726
Pro forma weighted average shares outstanding—diluted (1)	92,193
Pro forma earnings per share attributable to common shareholders:
Basic	$0.79
Diluted	$0.78
 (1)    The pro forma weighted average number of shares outstanding during the period uses the historical weighted average shares outstanding as of June 30, 2026, as adjusted for the shares issued on the Closing Date.